Exhibit 99.1

       Coach Reports Fourth Quarter Earnings Per Share of $0.34;
     Up 113% and Ahead of Expectations; Raises Guidance for FY05;
     Increases FY05 Guidance to at Least $1.68; Up 23% from FY04

    NEW YORK--(BUSINESS WIRE)--Aug. 3, 2004--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced a 113% increase in earnings per diluted share for its fourth fiscal quarter ended July 3, 2004. This substantial increase in earnings from the prior year's fourth quarter reflected 46% growth in net sales combined with significant operating margin improvement. For the fiscal year, net sales rose 39% and net income increased 79% versus the prior fiscal year.
    In the fourth quarter, net sales were $338 million, 46% higher than generated in the prior year's fourth quarter. Net income rose 120% to $66 million, or $0.34 per diluted share, compared with $30 million, or $0.16 per share in the prior year. This was ahead of the analysts' consensus estimate of $0.31 for the quarter. For the fiscal year 2004, net sales were $1.3 billion, up 39% from the $953 million recorded in fiscal year 2003. Net income rose to $262 million, up 79% from the $147 million earned in the prior year. Diluted earnings per share rose 72% to $1.36, versus $0.79 a year ago.
    The company noted that results for the fourth quarter and fiscal year ending July 3, 2004 included 14 and 53 weeks, respectively, while the same periods in fiscal 2003 included 13 and 52 weeks, respectively. The 53rd week contributed approximately $20 million to 2004 fourth quarter and fiscal year sales. Therefore, excluding the extra week sales would have risen 38% for the quarter, while sales for the year would have been up 37%.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "I'm delighted with our fiscal fourth quarter and full year results. This quarter's performance demonstrated a continuation of the momentum we have seen throughout the year, as our market share expanded across all channels and geographies. Similarly, fiscal 2004 was another remarkable year for our company, as we generated outstanding financial results in all dimensions of our business. Our performance reflected the growing strength of the Coach brand, and consumers' continued enthusiasm for our fresh and relevant product offering."
    In the fourth quarter, gross margin increased by 350 basis points on a year-over-year basis from 73.2% to 76.7%, while gross margin for the year expanded from 71.1% to 74.9%, a 380 basis point increase. This improvement was driven by channel mix, sourcing cost initiatives and product mix.
    SG&A expenses as a percentage of net sales improved in the fourth quarter to 43.8% from the 51.3% generated in the year-ago period. For the full year, SG&A expenses as a percentage of net sales declined to 41.3% from 45.5% a year ago. As a result, the operating margin in the quarter reached 32.9%, compared with 21.9% in the year-ago fourth quarter. For the full year the company's operating margin rose to 33.6% from the 25.6% margin achieved in fiscal year 2003.
    At the end of the fiscal year the company had cash and marketable securities of $564 million, up from $229 million in cash a year ago.
    Fourth fiscal quarter and full year sales grew in each of Coach's primary channels of distribution as follows:

    -- Direct to consumer sales, which consist primarily of sales at Coach stores, rose 39% to $195 million during the fourth quarter from $140 million posted for the fourth quarter of the prior year. These exceptional results were driven by both same store sales growth and distribution. Comparable store sales rose 17.7%, with retail stores up 20.1%, and factory stores up 14.5%. For the full year, direct to consumer sales rose 30% to $726 million from $560 million generated in fiscal 2003. Overall, comparable store sales for the fiscal year increased 16.9%, with retail stores up 21.9% and factory stores up 10.3%.

    -- Indirect sales increased 57% to $144 million in the fourth quarter from the $92 million reported for the prior year. For the year, indirect sales rose 51% to $595 million, up from $394 million recorded for fiscal 2003. Results for both the quarter and fiscal year reflected strong gains in all indirect businesses, including Coach Japan, International wholesale, U.S. department stores and business-to-business. Comparable location sales in Japan rose at a mid-single-digit rate for the quarter and a double-digit rate for the year. During the quarter, sales to Japanese consumers outside Japan grew much faster than expected due to an estimated doubling in Japanese international travel from the prior year.

    Mr. Frankfort added, "The strength of our fourth quarter results was reflected in all of our businesses. Clearly our colorful and stylish spring and summer offerings, and consistent monthly product flow, drove full-priced sales in our U.S. retail stores, in U.S. department stores, and among Japanese consumers worldwide. Introductions this spring included Optic Signature, an expanded Beach collection and Signature Stripe and Patchwork. Hamptons Weekend, in its second successful year in new colors and sizes, was also a significant contributor to quarterly sales, while our popular straw group remained a Mother's Day favorite. Importantly, we were excited to see an unprecedented high level of growth in the U.S. accessory category, as evidenced by sales increases in department and specialty stores. This trend bodes well for a sustainable higher level of consumer spending on handbags and women's accessories."
    "We were particularly pleased with the outstanding sales and market share growth in Japan in FY04, where we attained the number two position amid imported handbag and accessory brands. Our rapidly expanding sales in Japan, and to Japanese consumers worldwide, truly speaks to the success of our distribution strategy - notably the acceleration of flagship openings, along with the expansion of highly productive shop-in-shops as we continue to focus on driving improved productivity through consistent product flow and distinctive newness."
    During the fourth quarter of fiscal 2004, the company opened seven Coach retail stores and closed one factory store, bringing the total to 174 retail stores and 76 factory stores at July 3, 2004. This was a net increase of 18 Coach retail stores from the 156 in operation a year ago. Also during the quarter, we relocated and expanded two retail stores bringing the total number of retail store expansions this year to 9. Coach Japan opened two new locations, including the Marunouchi flagship, bringing the total to 102 at fiscal year end. This was a net increase of 7 locations from the 95 at year-end 2003. In addition, we expanded five locations during the fourth quarter, bringing the year end total to 16 expansions in Japan.
    "We continue to operate Coach as a small business with large sales, which we manage very actively. Based on the increasing vibrancy and strength of the Coach brand and the growing U.S. premium accessories category, we've never felt more positive than we do today about our prospects for future organic growth. We're confident that our proven strategies will allow us to continue to deliver superior results over the planning horizon," Mr. Frankfort concluded.
    The company also reported that July results remained strong, auguring well for first quarter performance. First fiscal quarter sales are projected to be at least $330 million, an increase of at least 27% with earnings per share projected to be at least $0.30.
    In addition, Coach raised guidance for fiscal 2005 and now estimates sales of at least $1.6 billion for the year, an increase of at least 20%. Operating margin is expected to expand by at least 100 basis points, driven primarily by a lower SG&A expense ratio. Operating income is expected to rise at least 23% while earnings per share are forecasted to rise to at least $1.68, ahead of the analysts' consensus of $1.64 for the year.
    Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, August 3, 2004. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-888-282-0028. A webcast replay of this call will be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, jewelry, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                             COACH, INC.
                             -----------
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             -------------------------------------------
                  For the Quarters and Twelve Months
                 Ended July 3, 2004 and June 28, 2003
                 ------------------------------------
                (in thousands, except per share data)
                -------------------------------------

                            QUARTER ENDED (1)  TWELVE MONTHS ENDED (1)
                           -------------------------------------------
                             July 3,   June 28,    July 3,   June 28,
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------


Net sales                  $ 338,145  $ 231,516 $1,321,106  $ 953,226

Cost of sales                 78,632     61,960    331,024   275,797
                           ---------- ---------- ---------- ----------

Gross profit                 259,513    169,556    990,082    677,429

Selling, general and
 administrative expenses     148,246    118,749    545,617    433,667
                           ---------- ---------- ---------- ----------

Operating income             111,267     50,807    444,465    243,762

Interest income, net          (1,553)      (440)    (3,192)    (1,059)
                           ---------- ---------- ---------- ----------

Income before income taxes
 and minority interest       112,820     51,247    447,657    244,821
Income taxes                  42,299     18,961    167,866     90,585
Minority interest, net of
 tax                           4,851      2,422     18,043      7,608
                           ---------- ---------- ---------- ----------
Net income                 $  65,670  $  29,864  $  261,748 $ 146,628
                           ========== ========== ========== ==========

Basic net income per share $    0.35  $    0.16  $    1.41  $    0.82
                           ========== ========== ========== ==========

Shares used in computing
 basic net income per share  188,518    181,872    186,060    179,558
                           ========== ========== ========== ==========

Diluted net income per
 share                     $    0.34  $    0.16  $    1.36  $    0.79
                           ========== ========== ========== ==========

Shares used in computing
 diluted net income per
 share                       194,706    188,548    192,779    185,842
                           ========== ========== ========== ==========

(1)Includes 53rd week in fiscal year 2004



                             COACH, INC.
                             -----------
                CONDENSED CONSOLIDATED BALANCE SHEETS
                -------------------------------------
                  At July 3, 2004 and June 28, 2003
                  ---------------------------------
                            (in thousands)
                            --------------
                                                   July 3,   June 28,
                                                    2004      2003
                                                  ---------  ---------
ASSETS

Cash, cash equivalents and short term            $  434,443 $  229,176
 investments
Receivables                                          55,724     35,470
Inventories                                         161,913    143,807
Other current assets                                 53,536     40,085
                                                  ---------  ---------

Total current assets                                705,616    448,538

Property and equipment, net                         148,524    118,547
Long term investments                               130,000          -
Other noncurrent assets                              44,518     50,567
                                                  ---------  ---------
Total assets                                     $1,028,658 $  617,652
                                                  =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                 $   44,771 $   26,637
Accrued liabilities                                 135,353    108,273
Subsidiary credit facilities                          1,699     26,471
Current portion of long-term debt                       115         80
                                                  ---------  ---------

Total current liabilities                           181,938    161,461

Deferred tax liabilities                             15,791          -
Long-term debt                                        3,420      3,535
Other liabilities                                     5,025      3,572

Minority interest, net of tax                        40,198     22,155

Stockholders' equity                                782,286    426,929
                                                  ---------  ---------
Total liabilities and stockholders' equity       $1,028,658 $  617,652
                                                  =========  =========



    CONTACT: Coach
             Andrea Shaw Resnick, 212-629-2618